EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Calvert Variable Series, Inc.

We consent to the use of our report dated February 19, 2020, with respect to the financial statements of Calvert VP SRI Balanced Portfolio and Calvert VP SRI Mid Cap Portfolio, each a series of Calvert Variable Series, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

April 28, 2020